Exhibit 99.1
March 26, 2009
Dear Stockholders (Individually Addressed):
The Federal Home Loan Bank of New York (“FHLBNY”) has amended the first paragraph of Section 4.1 and the second paragraph of Section 7.2.3 of its Capital Plan (“Plan”). The effective date of the Plan amendments is April 25, 2009.
In brief, the amendments permit the FHLBNY, at its sole discretion, to repurchase all of an entity’s Membership Stock immediately in cases where (i) the Member is placed in conservatorship or receivership, and (ii) the FHLBNY’s Board then acts to terminate the membership of such Member. (Under the current terms of the Plan, if the foregoing events were to occur, all of the entity’s Membership Stock would not be redeemed until the end of the applicable Stock Redemption Period - i.e., five years from the time the entity’s membership in the FHLBNY was terminated.) The amended Plan will help the FHLBNY manage capital more efficiently for the benefit of its Members.
A copy of the amended Plan is available at www.fhlbny.com/capitalplan.
If you have any questions, please contact your Calling Officer at (212) 441-6700 or me at (212) 441-6703.

Sincerely,

Adam Goldstein
Senior Vice President
Head of Sales and Marketing